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                                                                     EXHIBIT 5.2

                            [ARTHUR COX LETTERHEAD]

                                                                   24 March 2003


Private and Confidential


To:      MDP Acquisitions plc
         Arthur Cox Building
         Earlsfort Centre
         Earlsfort Terrace
         Dublin 2



Re: 100,000 UNITS ("THE EURO UNITS") CONSISTING OF E100,000,000 15.5% SUBORDINATED NOTES DUE 2013 (THE "EURO PIK NOTES") OF MDP ACQUISITIONS PLC (THE "ISSUER") AND 100,000 WARRANTS ("THE EURO WARRANTS") TO PURCHASE 295,758 ORDINARY SHARES (THE "ORDINARY SHARES") OF MDCP ACQUISITIONS LIMITED (THE "PARENT") AND 150,000 UNITS (THE "DOLLAR UNITS") CONSISTING OF E150,000,000 15.5% SUBORDINATED NOTES DUE 2013 (THE "DOLLAR PIK NOTES" AND, TOGETHER WITH THE EURO PIK NOTES, THE "PIK NOTES") OF THE ISSUER AND 150,000 WARRANTS (THE "DOLLAR WARRANTS" AND, TOGETHER WITH THE EURO WARRANTS, THE "WARRANTS") TO PURCHASE 443,636 ORDINARY SHARES OF THE PARENT.

         E350,000,000 10 1/8% SENIOR NOTES DUE 2012 (THE "EURO SENIOR NOTES"), $545,000,000 9 5/8% SENIOR NOTES DUE 2012 (THE "DOLLAR SENIOR NOTES, AND TOGETHER WITH THE EURO SENIOR NOTES, THE "NOTES") OF MDP ACQUISITIONS PLC (THE "ISSUER") GUARANTEED BY MDCP ACQUISITIONS I (THE "GUARANTOR")

         REGISTRATION STATEMENT IN RESPECT OF THE EXCHANGE NOTES.


Dear Sirs,

We act as solicitors in Ireland for the Issuer, the Parent and the Guarantor (each a "Company" and together, the "COMPANIES") with respect to the issue by the Issuer of the Euro PIK Notes and the Dollar PIK Notes (collectively, the "PIK Notes"), the issue by the Parent of the Warrants, the issue by the Issuer and the Parent of the Euro Units and the Dollar Units representing the PIK Notes and the Warrants (COLLECTIVELY, the "UNITS") and the issue by the Issuer of the Notes, on 30th September 2002 in respect of the Notes (the "NOTES CLOSING DATE") and 2nd October 2002 in respect of the Units (the "UNITS CLOSING DATE", and together with the Notes Closing Date, the "CLOSING DATES") and their exchange into PIK Notes and Notes registered with the Securities and Exchange Commission (the

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"SEC"). The ordinary shares that are issued upon the exercise of the Warrants in accordance with the terms of the Warrant Agreement (as defined below) are hereinafter referred to as the "WARRANT SHARES". The issue of the Units, the PIK Notes, the Warrants and Exchange Notes is hereinafter referred to as the "Transaction" and we are giving this opinion solely in connection with the entry into and performance of the Documents (as defined in paragraph 1D below) by the Companies. We give this opinion on the basis and subject to the comments, assumptions and qualifications set out below. Capitalised terms used in this opinion shall have the same meaning as is ascribed to such terms in the Documents, unless otherwise defined herein.

1.       BASIS OF OPINION

         1A. This opinion is furnished to you in connection with the filing of the Registration Statement (as defined below) and is not to be used, circulated quoted or otherwise relied upon for any other purpose. We also hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

         1B. This opinion is confined to and given in all respects with respect to the laws of Ireland (meaning Ireland exclusive of Northern Ireland) in force as at the date hereof as currently applied by the Irish courts (excluding any foreign law to which reference may be made under the rules of Irish private international law). No opinion is expressed or implied as to any Irish taxation matters or their effect on the Documents or the transactions contemplated thereby. No opinion is expressed or implied as to the laws of or the effect on the Documents or the transactions contemplated thereby of, any other jurisdiction. We have assumed without investigation that insofar as the laws of any jurisdiction other than Ireland are relevant, such laws do not prohibit and are not inconsistent with any of the obligations or rights expressed in the Documents or the transactions contemplated thereby. We have made no investigations of and we express no opinion as to the laws of any other jurisdiction or the effect thereof. In particular, we express no opinion on European Community law as it affects any jurisdiction other than Ireland or any matter of fact.

         1C. This opinion is also strictly confined to the matters stated herein and is not to be read as extending, by implication or otherwise, to any other matter. We express no opinion and make no representation or warranty as to any matter of fact or in respect of any documents or arrangements which may exist in relation to the Documents

         1D. For the purpose of giving this opinion, we have reviewed the following documents:

                           (i) Copies of the certificate of incorporation, certificate(s) of incorporation on change of name (if any) and the memorandum and articles of association of each Company;

                           (ii) copy of the certificate of a public company entitled to do business of the Issuer;

                           (iii) copies of written resolutions of each director of the board of directors of each Company (each, a "Board Resolution");

                           (iv) officers and secretary's certificates of appropriate officers of each Company confirming certain factual circumstances regarding the Companies and the Transacted Documents;


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                           (v) a copy of a Form F4 Registration Statement
                           prepared by the Companies in connection with the Units, the PIK Notes, the Warrants, the Senior Notes and the Subordinated Notes (the "Registration Statement");

                           (vi) The Indentures relating to the Notes and the PIK Notes;

                           (vii) the PIK Notes and the Notes; and

                           (viii) the Registration Rights Agreements pursuant to which the PIK Notes and the Notes will be registered with the SEC.

         References in this opinion to the "Transaction Documents" means the documents listed from (vi) to (viii) above.

         1E. For the purpose of giving this opinion, we have caused to be made the following legal searches:

                  (1) 24th March, 2003 on the files of the Companies maintained by the Registrar of Companies in Dublin, Ireland for the appointment of any receiver, examiner or liquidator;

                  (2) on 24th March, 2003, in the Judgments Office of the High Court in Dublin, Ireland for unsatisfied judgments, orders or decrees in relation to the Companies; and

                  (3) on 24th March, 2003 in the Central Office of the High Court in Dublin, Ireland for any proceedings or petitions filed in the last two years against the Companies.

         1F. We have not conducted, nor have we been requested to conduct any due diligence on any of the Companies for the purpose of the Transaction nor have we conducted any verification of the Registration Statement. Accordingly we do not, nor have we been requested to, express any opinion on the adequacy of the disclosure set out in the Registration Statement.

         1G. This opinion is to be construed in accordance with the laws of Ireland as at the date hereof.

2.       OPINION

         On the basis of and subject to the assumptions and qualification set out below and any matters not disclosed to us, we are of the opinion that:


         2A. The Issuer is a public limited company, the Guarantor is a public unlimited company, the Parent is a private limited company, each duly incorporated and validly existing under the laws of Ireland.

         2B. Each Company has the power under its memorandum and articles of association referred to above to enter into the Transaction Documents (including the Notes and the guarantee therein) and to perform its obligations thereunder and had, on the


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                  Closing Dates, taken all necessary corporate and other action to authorise the execution, delivery and performance of the Transaction Documents (including the Notes and the guarantee therein) and each Transaction Document (including the Notes and the guarantee therein) has been duly executed and delivered by each Company party thereto.

3.       ASSUMPTIONS

         For the purpose of giving this opinion, we have made the following assumptions (without any responsibility on our part if any assumption proves to be untrue or incorrect) which we have taken no steps to verify independently.

         3A. All documents submitted to us as originals are authentic, accurate and complete as at the date hereof and were authentic, accurate and complete on the Closing Date and all documents supplied to us as photocopies or facsimile transmitted copies or other copies conform to the originals and such originals are authentic, accurate and complete (and were authentic, accurate and complete on the Closing Dates) and the originals were executed in the manner appearing on the copies and that all copies and all documents on which we have relied remain accurate and complete at the date of this opinion letter. Without limitation to the foregoing, we have assumed that the statements set out in the secretary's and officer's certificates referred to above were accurate and complete on the Closing Dates and continue to be accurate and complete on the date hereof.

         3B. The genuineness, completeness and authenticity of all signatures on all original and copy documents which we have examined.

         3C. The documents listed in paragraph 1D of this opinion letter contain all relevant information which is material for the purposes of our opinion and there is no other agreement, instrument, undertaking, obligation, representation or warranty (oral or written) and no other arrangement (whether legally binding or not) made by or between all or any of the parties to the Documents or any other matter which renders such information inaccurate, incomplete or misleading or which affects the conclusions stated in this opinion letter and that the execution, delivery, issue and performance of the Documents, the Notes, the PIK Notes and the Warrants will not result in any breach of any instrument, agreement or obligation to which any Company is a party or to which it is subject as the case may be.

         3D. All documents, forms and notices which should have been delivered to the Companies Registration Office (the "Registries") on behalf of or relating to the Companies have been so delivered and the file of records maintained at the Registries concerning the Companies, and reproduced for public inspection, were complete, accurate and up-to-date at the time of the searches referred to in paragraph 1E above.

4.       QUALIFICATION

         4A. We have not conducted any other searches whatsoever in relation to the Companies nor have we carried out any due diligence or made any further enquiries (either of you or of the Companies) and accordingly, this opinion is given on the assumption that such searches, due diligence or enquiries (if made) would not reveal any circumstances which would require amendment of this opinion. Furthermore, one cannot rely entirely on the accuracy and completeness of the information disclosed in the searches referred to in paragraph 1E above. This is because such searches do not


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                  necessarily contain completely up-to-date information and do not necessarily reveal, inter alia, whether or not a resolution has been passed or petition presented or any other action taken for the winding up of, or the appointment of a receiver or examiner of or to, the Companies. However, we draw your attention to the fact that the directors' certificates reviewed by us have confirmed that no such events have occurred.

Yours faithfully,


/s/ Arthur Cox
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ARTHUR COX